Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION
OF
GRAPHIC PACKAGING CORPORATION

FIRST:    The name of the corporation is Graphic Packaging Corporation.

SECOND:    The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, and its registered agent is The Corporation Trust Company.

THIRD:    The purpose of the corporation and the nature and objects of the business to be transacted, promoted, and carried on are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:    The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, $.01 par value.

FIFTH:    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SIXTH:    The corporation shall indemnify any person against all liability and expense incurred by reason of his being or having been a director or officer of the corporation or his serving or having served at the request of the corporation, while an officer or director of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent and in any manner permissible under the General Corporation Law of the State of Delaware, as in effect at any time. The corporation shall also indemnify any person who is serving or has served the corporation as director, officer, employee or agent to the extent and in the manner provided in any bylaw, resolution of the stockholders or directors, contract or otherwise, so long as such provision is legally permissible.

SEVENTH:    No director of the corporation shall have any personal liability to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating such personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH:    The Board of Directors shall have the power to make, add to, delete from, alter, and repeal the By-Laws.

NINTH:    The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors, and stockholders herein are granted subject to this reservation.